Exhibit 10.12
MAA NON-QUALIFIED EXECUTIVE
DEFERRED COMPENSATION RETIREMENT PLAN
Amended and Restated Effective January 1, 2016
Whereas, it has been deemed advisable to clarify and make certain other Plan (defined below) changes to carry out the intent and purposes of the prior original Plan; and
Whereas, the prior original Plan, and subsequently amended and restated Plan, allow for the amendment of the Plan when signed by the Employer (defined below) and consented to by the Board (defined below);
Now therefore, the Plan is hereby amended in its entirety by the adoption of this restated Plan effective January 1, 2016.
ARTICLE I - PURPOSE OF PLAN
Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P. (hereafter referred to as the “Employer”) have determined that a supplemental non-qualified deferred compensation plan (hereafter referred to as the “Plan”) should be made available for certain selected executive employees. The purpose of this Plan is to provide the select group of management or highly compensated employees supplemental retirement income benefits through deferrals of Compensation and Bonus (defined below) and Employer Matching Contributions. This Plan constitutes an unfunded, unsecured promise by the Employer to pay money in the future, and it is intended to be a Plan of the type described in section 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is not intended to meet the qualification requirements of section 401(a) of the Internal Revenue Code (the “Code”), but it is intended to meet the requirements of section 409A of the Code, and it shall be operated and interpreted consistent with that intent.
ARTICLE II - DEFINITIONS
For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
1.Affiliate
“Affiliate” means a corporation, trade or business that together with the Employer, is treated as a single employer under section 414(b) or (c) of the Code.
2.Account
“Account” means the bookkeeping accounts maintained by the Employer in accordance with Article V to track Elective Deferred Compensation and credits of Employer Matching Contributions pursuant to this Plan and Investment Credit thereon. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.
3.Beneficiary
“Beneficiary” means the person, persons or entity entitled under Article VII to receive any Plan benefits payable after a Participant’s death.

4.Board
“Board” means the Board of Directors of the Employer.
5.Bonus
“Bonus” means the cash performance bonus payable to the Participant by the Employer.
6.Change in Control Event
A “Change in Control Event” shall mean a change in the ownership of the Employer, a change in the effective control of Employer or a change in the ownership of a substantial portion of the assets of the Employer, within the meaning of Section 409A of the Code and the regulations promulgated thereunder.
7.Code
“Code” means the Internal Revenue Code of 1986, as amended.
8.Compensation
“Compensation” means total cash compensation, other than Bonus, payable by the Employer to a Participant, and before reduction for amounts deferred under this Plan or any pre-tax salary reduction under Sections 125, 132 and 401(k) of the Code. Compensation does not include retention bonus, severance, expense reimbursements, any form of non-cash compensation or benefits, and any amount that has been previously deferred under the Plan or any other arrangement subject to Section 409A of the Code.
9.Deferral Election
“Deferral Election” means one or more of the elections made by a Participant pursuant to Article III and for which a Participation Agreement has been submitted by the Participant to the Employer.
10.Disabled
A Participant is “Disabled” if he is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The Plan Administrator shall determine whether a Participant is Disabled in accordance with Section 409A of the Code.
11.Elective Deferred Compensation
“Elective Deferred Compensation” means the amount of Compensation and Bonus that a Participant elects to defer pursuant to a Deferral Election.
12.Employer Matching Contributions
“Employer Matching Contributions” means the amount credited to a Participant’s Account pursuant to Section 4.1.
13.Excess Compensation
“Excess Compensation” for any Plan Year means compensation payable to a Participant that is in excess of the limitation imposed by Section 401(a)(17) of the Code. Compensation for this purpose means compensation that if deferred would have entitled the Participant to a matching contribution under the 401(k) Plan but for the limitation imposed by Section 401(a)(17) of the Code.
14.In-Service Distribution Election
“In-Service Distribution Election” means an election made by a Participant in his Participation Agreement to receive his Elective Deferred Compensation for any Plan Year in a lump sum payable in January of the year specified in the Participation Agreement or in substantially equal annual installments of the sub-account amortized over a period not to exceed ten years beginning in January of the year specified in the Participation Agreement, provided that the specified year shall be no earlier than the fourth Plan Year that begins after the year in which the Participant made such election. By way of illustration, if a Participant makes an In-Service Distribution Election in 2016 with respect to his Compensation and Bonus payable for his 2017 service, the earliest year in which the in-service distribution can occur is 2020.
15.Investment Credit
“Investment Credit” means the hypothetical appreciation or depreciation in the net asset value, and the reinvestment of cash distributions, of the investment index or indices selected by the Participant in accordance with Section 5.4.
16.Newly Eligible Participant
“Newly Eligible Participant” shall be an eligible employee who is not previously eligible to make any deferral elections under any nonqualified deferred compensation plan that would be aggregated with this Plan under Section 409A of the Code and the regulations promulgated thereunder.
17.Normal Retirement Age
“Normal Retirement Age” means the date on which the Participant attains age 65.
18.Participant
“Participant” means any individual who is participating or has participated in this Plan as provided in Article III.
19.Participation Agreement
“Participation Agreement” means the agreement submitted by a Participant to the Employer in which he made a Deferral Election and selected the time and form of distribution. There may be a separate Participation Agreement for each Deferral Election; however, the election of a participant shall continue in effect for subsequent years until modified by the Participant as permitted.
20.Plan Administrator
“Plan Administrator” means the Employer or its delegate.
21.Plan Year
“Plan Year” means a calendar year.
22.Separation from Service or Separates from Service
“Separation from Service” or “Separates from Service” occurs when the Employer and the Participant reasonably anticipate that no further services would be performed by the Participant for the Employer after a certain date or that the level of bona fide services the Participant would perform for the Employer after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Participant for the Employer over the immediately preceding 36-month period (or period of employment, if less than 36 months). Whether a Separation from Service has occurred shall be determined by the Plan Administrator in accordance with Section 409A of the Code and the regulations promulgated thereunder.
23.Unforeseeable Emergency
“Unforeseeable Emergency” means severe financial hardship to the Participant resulting from an illness or accident of the Participant or his spouse or dependent (as defined in Section 152(a) of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof) or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to home not otherwise covered by insurance); or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, as determined by the Plan Administrator in accordance with Section 409A of the Code and the regulations promulgated thereunder. The amounts distributed with respect to an emergency will not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. In any case, payment may not be made to the extent that such emergency is or may be relieved:
(a)Through reimbursement or compensation by insurance or otherwise;
(b)By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or
(c)By cessation of deferrals under the Plan.
24.Year of Service
“Year of Service” means each 12 consecutive month period in which the Participant remains employed by the Employer, including service with a predecessor entity acquired by the Employer.
25. 401(k) Plan
“401(k) Plan” means the Mid-America Apartment Communities, Inc. 401(k) Plan as amended from time to time.
ARTICLE III - PARTICIPATION AND DEFERRAL ELECTIONS
1.Eligibility and Participation
(a)Eligibility. Participants are limited to a select group of management employees designated as eligible from time to time by the Board or its delegate.
(b)Participation. An individual designated as eligible to participate in the Plan may do so each Plan Year by submitting a Participation Agreement to the Employer prior to the beginning of the Plan Year in accordance to the rules set forth in Section 3.2.
2.Form of Deferral; Minimum Deferral
A Participant may elect in the Participation Agreement any of the following Deferral Election:
(a)Compensation Deferral Election. A Participant may elect to defer up to 50 percent of his Compensation. The amount to be deferred shall be stated as a percentage of Compensation. The Deferral Election for Compensation shall be delivered to the Employer prior to the beginning of the Plan Year and shall apply to Compensation payable for services to be performed in succeeding Plan Years until the election is modified by the Participant as permitted.
(b)Bonus Deferral Election. A Participant may elect to defer up to 90 percent of his Bonus; provided he continuously performs services for the Employer beginning on the start of the Bonus performance period and continuing until the date of his Deferral Election. The amount to be deferred shall be stated as a percentage of Bonus or dollar amount. The Deferral Election for

Bonus shall be delivered to the Employer no later than six months before the end of the performance period to which the Bonus would relate and before the amount of the Bonus is readily ascertainable.
3.Deferral Election by a Newly Eligible Participant
The initial Deferral Election of a Newly Eligible Participant shall be made by the Participant delivered to the Employer not later than 30 days after the Newly Eligible Participant is advised by the Employer that he is eligible to participate in the Plan; provided that such Deferral Election shall apply only to Compensation paid for services to be performed subsequent to the election. A Newly Eligible Participant who makes his initial Deferral Election pursuant to this Section 3.3 may not elect to defer his Bonus for his initial year as a Participant.
4.Elections on Time and Form of Distribution
Each Deferral Election made with respect to Compensation and Bonus payable for services in 2016 or beyond shall also specify the form of distribution for the Elective Deferred Compensation and Employer Matching Contributions and Investment Credit thereon credited to the Participant’s Account for each Plan Year, and if an In-Service Distribution Election is made by the Participant, the year of payout of such in-service distribution.
5.Modification of Deferral Election
A Deferral Election for any Plan Year shall be irrevocable with respect to Compensation and Bonus payable for such Plan Year except that the Plan Administrator may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Election, upon a finding that the Participant has suffered an Unforeseeable Emergency. If a Participant ceases to receive Compensation during a Plan Year due to a Participant becoming Disabled, the Deferral Election shall cease at that time.
ARTICLE IV - EMPLOYER MATCHING CONTRIBUTIONs
1.Employer Matching Contributions
In addition to the amounts deferred by the Participants for each Plan Year, the Employer, at its discretion, may make matching contributions in accordance with the matching contribution formula in the 401(k) Plan but only with respect to Elective Deferred Compensation from the Participant’s Excess Compensation during the Plan Year. The Employer Matching Contribution shall be credited as of the last day of each Plan Year to the Participant’s matching contribution sub-account but only if the Participant is employed on the last day of the Plan Year.
2.Vesting
A Participant shall be fully vested in his Account attributable to his Elective Deferred Compensation, and all Investment Credits attributable thereto. A Participant shall become fully vested in the portion of his Account attributable to Employer Matching Contributions made prior to January 1, 2016 and Investment Credits attributable thereto, in accordance with the following:

a.	At Normal Retirement Age;

b.	At death of the Participant;

c.	At the date the Participant becomes Disabled;

d.	Change in Control Event;

e.	Based on the number of his Years of Service, in accordance with the following vesting schedule:

Number of Years of Service            Vested Percentage

Less than	1 0%

1	20%

2	40%

3	60%

4	80%

5	100%

Each Participant shall be fully vested in the portion of his Account attributable to Employer Matching Contributions made on or after January 1, 2016 and Investment Credits attributable thereto.
ARTICLE V - ACCOUNTs
1.Accounts
For recordkeeping purposes only, Accounts shall be maintained for each Participant. In the case of a Participant who participated in the Plan prior to 2016, there shall be both a Pre-2016 Account and a Post-2015 Account. “Pre-2016 Account” means the amount standing to the credit of a Participant’s bookkeeping account as of December 31, 2015 and Investment Credit thereon. “Post-2015 Account” means the amount credited to a Participant’s bookkeeping account after December 31, 2015. The Employer shall maintain multiple sub-accounts within the Pre-2016 Account and the Post-2015 Account, if necessary, to reflect different years in which Compensation is deferred, different distribution elections and vesting status. For each Participant who has made an In-Service Distribution Election, the Employer shall also maintain an In-Service sub-account for each In-Service Distribution Election made by the Participant.
2.Investment Credit
Participant’s Accounts shall be credited with the investment appreciation or depreciation specified in Section 5.4.
3.Valuation of Accounts
Each Participant's Account as of each business date shall consist of the balance of the Participant's Account as of the immediately preceding business date, plus the Participant’s Elective Deferred Compensation and Employer Matching Contributions credited since the last business date plus or minus the appropriate Investment Credit, and minus the amount of any withdrawals or distributions made since the last business date.
4.Participant Selection of Investment Indices
Each Participant shall specify, in the manner prescribed by the Employer, the allocation of his Account among investment indices available under the Plan. The Participant's selection of an investment index will have no bearing on the actual investment or segregation of Employer assets, but will be used as the basis for making adjustments to the Participant's Accounts as described in Section 5.3. A Participant can change his investment index or indices at such time, and in such manner, as determined by the Employer. The Employer may change the investment indices available to Participants at any time in its absolute discretion. If a Participant does not select any investment index, his Account will be allocated to a default investment index selected by the Employer from time to time.

ARTICLE VI - DISTRIBUTION OF BENEFITS
1.When Benefits Become Payable
The Participant (or his Beneficiary in the case of the Participant's death) shall be entitled to receive distributions from the Plan after the earliest of the following events: (a) upon the death of the Participant; (b) upon the Participant becoming Disabled; and (c) upon the Participant's Separation from Service.
2.In-Service Distribution
A Participant who has made an In-Service Distribution Election shall receive a distribution from his In-Service sub-account within 45 days following January 15 of the payout year specified in his In-Service Distribution Election and in the amount specified in the In-Service Distribution Election if he remains employed through such date.
3.Unforeseeable Emergency
A Participant who experiences an Unforeseeable Emergency may submit a written request to the Plan Administrator to receive payment of all or any portion of his vested Account. Upon a finding that a Participant has suffered an Unforeseeable Emergency, the Plan Administrator may, in its sole discretion, make distributions from the Participant's Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant's requirements during the Unforeseeable Emergency, which may include amounts necessary to pay any federal or state income taxes reasonably anticipated to result from such distribution. Such distribution shall be paid in a lump sum within the 90-day period following the date the payment is approved by the Plan Administrator.
4.Form of Benefit Payment
(a)Payment of a Participant's Pre-2016 Account shall commence on the first day following the sixth full month following a triggering event described in Section 6.1. The Employer will pay one fifth (1/5) of the value of the Participant’s Account balance as of that date. One year later the Employer will pay one fourth (1/4) of the remaining balance, followed by one third (1/3), etc., until a final payment of the remaining balance is paid in the fifth annual installment.
(b)Payment of each sub-account in a Participant's Post-2015 Account shall be made in the form selected by the Participant in his Participation Agreement from among the following alternatives:
(i)Lump-sum payment; or
(ii)Substantially equal annual installments of the sub-account amortized over a period not to exceed ten years.
Notwithstanding the foregoing, in the case of a Participant who becomes entitled to receive his Account on account of Disability, his Post-2015 Account shall be paid in a lump sum, which will be paid on or after the first 15th of the month following determination of Disability.
(c)Benefits from the Participant's Post-2015 Account shall commence upon the later of January 1 or six months and a day after the Participant's Separation from Service. Benefits from the Participant's Post-2015 Account shall commence six months and a day after the Participant's death.
(d)If benefits are being paid in annual installments, subsequent distributions will occur on the anniversary date of the initial installment payment, or if such anniversary date falls on a weekend or holiday, then on the next business day.

5.Small Account(s)
Notwithstanding Section 6.4, if a Participant's total Account balance upon his Separation from Service is less than the dollar limit imposed on 401(k) contributions under Section 402(g) of the Code, the Employer shall pay the Participant in a lump sum the Participant’s entire remaining Account balance on the 15th day of the seventh month following his Separation from Service.
6.Withholding; Payroll Taxes
The Employer or the trustee of any trust established pursuant to Section 10.7 shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal or state law.
ARTICLE VII - BENEFICIARY DESIGNATION
1.Beneficiary Designation
Each Participant shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the Participant's Account. Each Beneficiary designation shall be in a written form prescribed by the Plan Administrator and shall be effective only when filed with the Plan Administrator during the Participant’s lifetime.
2.Changing Beneficiary
Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Plan Administrator. The filing of a new designation shall cancel all designations previously filed.
3.No Beneficiary Designation
In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be the person in the first of the following classes in which there is a survivor:
(a)the surviving spouse;
(b)the Participant's children in equal amounts, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;
(c)the Participant's estate.
4.Effect of Payment
The payment to the deemed Beneficiary shall completely discharge the Employer's obligations under this Plan.
ARTICLE VIII - claims procedure
1.Filing of a Claim for Benefits
If a Participant or Beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefore with the Plan Administrator.
2.Notification to Claimant of Decision
Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time), the Plan Administrator shall notify the Claimant in writing of the decision with regard to the claim.

3.Extension of Time
In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant (prior to expiration of the initial 90-day period) written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under ERISA following an adverse benefit determination on review. Notwithstanding the foregoing, if the claim relates to a disability determination, the Plan Administrator shall notify the Claimant of the decision within 45 days (which may be extended for an additional 30 days if required by special circumstances).
4.Procedure for Appeal
Within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant may appeal denial of the claim by filing a written application for review with the Plan Administrator. Following such request for review, the Plan Administrator shall fully and fairly review the decision denying the claim. Prior to the decision of the Plan Administrator, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.
5.Decision on Appeal
The decision on appeal of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:
(a)Within 60 days following receipt by the Plan Administrator of the request for appeal (or within 120 days if special circumstances require an extension of time), the Plan Administrator shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. Notwithstanding the foregoing, if the claim relates to a disability determination, the Plan Administrator shall notify the Claimant of the decision within 45 days (which may be extended for an additional 45 days if required by special circumstances).
(b)With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, and shall be written in a manner calculated to be understood by the Claimant. The decision of the Plan Administrator shall be final and conclusive.
6.Action by Authorized Representative of Claimant
All actions set forth in this Section VIII to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.
ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN
The Plan may be amended or terminated when in the sole discretion of the Employer such amendment or termination is advisable. The Plan can be amended retroactively at any time, except that it cannot be amended so that it materially adversely affects the rights of a participant as to amounts deferred or matched prior to such amendment. Any amendment or termination shall be made by a written instrument signed by the Employer and consented to by the Board. Any distribution made on account of the termination of the Plan shall be made in accordance with Section 409A of the Code and the regulations promulgated thereunder. Participants shall become fully vested in their Accounts upon a termination of the Plan.
ARTICLE X - MISCELLANEOUS PROVISIONS
1.Information to be Furnished
Participants shall provide the Employer with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the plan.
2.Spendthrift Clause
No Participant or Beneficiary shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of the benefits provided by this Plan, nor shall such benefits be subject to seizure by legal process by any creditor of such Participant or Beneficiary. Any attempt to effect such a diversion or seizure shall be deemed null and void for all purposes hereunder to the extent permitted by ERISA and the Code.
3.Plan not Employment Contract
The Plan shall not be deemed to be a contract between the Employer and any Participant, or to be consideration or an inducement for the employment of any Participant. No Participant in the Plan shall acquire any right to be retained in the employment by virtue of the Plan, nor upon his dismissal or upon his voluntary termination of employment shall he have any right or interest in the Plan other than as specifically provided herein.
4.Governing Law
This Plan shall be construed, administered and enforced according to the laws of Tennessee.
5.Construction
A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.
6.Construction Consistent with Section 409A of the Code
The provisions of this Plan are intended to be construed and applied in a manner consistent with compliance with section 409A of the Code, where applicable, and shall be construed and applied consistent with such intent. However, the Employer shall bear no responsibility for any determination by any other person or persons that the arrangement or the administration thereof is subject to the tax provisions of section 409A of the Code.
7.Trust Fund
The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one or more trusts, with such trustees as the Employer may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

IN WITNESS WHEREOF, the Employer has caused this plan to be executed in its name and behalf on the 15th day of December, 2015, by the person named below, to be effective as of January 1, 2016.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By: /s/Melanie Carpenter

Melanie Carpenter
SVP, Director of Human Resources
Mid-America Apartment Communities, Inc.